Exhibit 99.1

Green Plains Inc. Completes Sale of its 50% Stake in JGP Energy Partners LLC to Jefferson Energy Holdings LLC for $29 Million

OMAHA, Neb. Dec. 12, 2019 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) announced today that it has completed the previously announced sale of its 50% joint venture interest in JGP Energy Partners LLC to its partner, Jefferson Energy Holdings LLC, a subsidiary of Fortress Transportation and Infrastructure Investors LLC for $29 million plus working capital. The transaction was completed on December 11, 2019.

“The closing of this transaction further enhances the strength of our balance sheet and allows Green Plains to allocate capital toward strategic priorities that focus on driving higher returns for our shareholders,” said Todd Becker, president and chief executive officer of Green Plains. “At the same time, we will to continue to support our export program through negotiated agreements with third-party terminals.”

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations that include corn processing, grain handling and storage and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients. Green Plains owns a 50% interest in Green Plains Cattle Company LLC and owns a 49.0% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com

Contact: Leighton Eusebio, Public Relations Manager, Green Plains Inc. 402.952.4971

###